EXHIBIT 99.1

Dime Community Bancshares Appoints Barbara Koster to its Board of Directors

Brooklyn, NY – September 28, 2018 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “bank” or “Dime”), announced the appointment of Barbara G. Koster to its Board of Directors effective as of September 27, 2018. Ms. Koster was also appointed to the Board of Directors of the bank.
Barabara G. Koster
Newly appointed Dime Member
“We are pleased to welcome Ms. Koster to the Board,” said Kenneth J. Mahon, President and Chief Executive Officer of Dime. “Her significant experience and expertise in technology and innovation will help provide governance and oversight as Dime continues its initiatives in these strategic areas.” Mahon added, “A key part of our ongoing strategy for Dime is to identify and appoint Board members who are recognized leaders in various areas of expertise, which support Dime’s key initiatives.”
Ms. Koster serves as Senior Vice President and Chief Information Officer for Prudential Financial, Inc. As head of the company’s Global Business & Technology Solutions Department, Ms. Koster exercises oversight responsibility for information technology, including cyber security, technology governance, architecture and standards, at Prudential locations worldwide. Ms. Koster also oversees the company’s global networks and data centers. Additionally, she leads the company’s Office of Veterans Initiatives, a program that helps veterans transition from military to civilian life. Ms. Koster is chairman of the board of Pramerica Systems Ireland, Ltd. and a founding member of Prudential Systems Japan, Ltd., both technology subsidiaries of Prudential Financial, Inc.
Ms. Koster has a Bachelor’s Degree in Business Administration, an Associate’s Degree in Computer Technology and an Honorary Doctorate of Humane Letters from St. Francis College.

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company had $6.25 billion in consolidated assets as of June 30, 2018. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-nine branches located throughout Brooklyn, Queens, the Bronx, Nassau County and Suffolk County, New York. More information on the Company and the bank can be found on Dime’s website at www.dime.com.
Contact: Patricia M. Schaubeck, Executive Vice President-General Counsel, (718) 782-6200, extension 5927.